EXHIBIT 3.1 (i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

PHI, INC.

(reflecting all amendments through May 5, 2015)

ARTICLE I

Name

The name of the corporation is PHI, Inc. (the “Corporation”).

ARTICLE II

Purpose

The Corporation’s purpose is to engage in any lawful activity for which corporations may he formed under the Business Corporation Act of Louisiana.

ARTICLE III

Capital

A. The Corporation is authorized to issue 12,500,000 shares of voting common stock, par value $.10 per share (the “Voting Common Stock”), 25,000,000 shares of non-voting common stock, par value $.10 per share (the “Non-Voting Common Stock”), and 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”).

B. Each share of Voting Common Stock shall entitle the holder thereof to one vote with respect to such share of Voting Common Stock on each matter properly submitted to the Corporation’s shareholders for their vote, consent, waiver, release or other action. Holders of the Non-Voting Common Stock shall not be entitled to any voting rights whatsoever; provided, however, that holders of the Non-Voting Common Stock shall be entitled to the voting rights conferred by Section 1-1004D of the Business Corporation Act of Louisiana. Except with respect to voting rights, each share of Voting Common Stock and Non-Voting Common Stock shall be identical in all other respects and shall constitute a single class of stock.

C. Shares of Preferred Stock may be issued from time to time in one or more series. Authority is hereby vested in the Corporation’s board of directors (the “Board”), subject to Article IV, to amend these articles of incorporation from time to time to fix the preferences, limitations and relative rights as among the shares of Preferred Stock, Voting Common Stock and Non-Voting Common Stock, and to establish and fix variations in the preferences, limitations and relative rights as between different series of Preferred Stock.

ARTICLE IV

Voting of Shareholders

A. Action on any matter properly brought before a shareholders’ meeting duly organized for the transaction of business shall be approved if the votes cast by the holders of

Voting Securities favoring the action exceed the votes cast by the holders of Voting Securities opposing the action, unless by express provision of law or these Articles of Incorporation a different vote is required, in which case such express provision shall govern. Directors shall be elected by plurality vote.

B. (1) For purposes of this Article IV, the following terms shall have the meanings specified below:

“Beneficial Ownership,” “Beneficially Owned,” or “Beneficially Own” refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d) (1) (i) thereof) promulgated by the Securities and Exchange Commission as such rule may be amended from time to time.

“FAA” means the Federal Aviation Administration.

“Non-Citizen Owned Shares” means any issued and outstanding Voting Securities that are owned of record, Beneficially Owned, or otherwise controlled by any Person or Persons who are not United States Citizens.

“Permitted Percentage” means one percent less than the percentage of the voting interest in the Corporation that may be owned or controlled by Persons who are not United States Citizens without loss, under Section 1301(16) of Title 49 of the United States Code or any successor or other applicable law or regulation, of the United States Citizen status of the Corporation or any Subsidiary.

“Person” means any individual, corporation, partnership, trust or other entity of any nature whatsoever.

“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

“United States Citizen” means any Person who is a Citizen of the United States as defined in Section 1301(16) of Title 49 of the United States Code, as in effect on the date in question, or any successor statute or regulation.

“Voting Securities” means the Voting Common Stock, any other voting stock of the Corporation, and any bonds, debentures or similar obligations granted voting rights by the Corporation.

(2) The Corporation holds an operating certificate issued by the FAA pursuant to the regulations promulgated under the Federal Aviation Act of 1958, as amended, and the Board and shareholders deem the retention of the Corporation’s rights under such certificate to be of material importance to the Corporation. As long as the Corporation holds, or the Board deems it desirable for the Corporation to hold, its current operating certificate or any other certificate issued by the FAA pursuant to the Federal Aviation Act of 1958, as amended, and the regulations promulgated thereunder or any successor statute or regulation, it shall be the Corporation’s policy that the number of Non-Citizen Owned Shares shall not exceed the Permitted Percentage.

(3) If at any time the voting interest of Non-Citizen Owned Shares exceeds the Permitted Percentage, then (i) the voting power otherwise attributable to each Non-Citizen Owned Share shall be immediately and automatically reduced on a pro rata basis (based on the proportion of the voting power otherwise attributable to such Non-Citizen Owned Share to the total voting power attributable to all Non-Citizen Owned Shares) without any further action by the Corporation so that the maximum number of votes that may be cast by the holders of all Non-Citizen Owned Shares shall equal the Permitted Percentage and (ii) the total voting power of any affected class or series of Voting Securities shall also be immediately and automatically reduced without any further action by the Corporation by the total number of votes by which the voting power of Non-Citizen Owned Shares of such class or series was reduced pursuant to clause (i) of this subparagraph (3).

(4) In determining the citizenship of any Person who Beneficially Owns Voting Securities, the Corporation may rely on the Corporation’s stock transfer records and the citizenship provided by any Person shown as the Record Owner and any Person who the Corporation has reasonable cause to believe Beneficially Owns such voting securities. The Board may establish procedures to monitor the Beneficially Ownership and control of Voting Securities, to make any reasonable determination regarding the Beneficial Ownership and control of Voting Securities, and to take any actions deemed necessary or desirable to ensure that the voting interest of Non-Citizen Owned Shares does not exceed the Permitted Percentage. The Board may, but unless expressly provided otherwise is not required to, rely on any statutes, regulations, policies, procedures, rulings, or determinations of the FAA, or any successor governmental authority, in deciding the extent to which Voting Securities are Beneficially Owned or controlled by United States Citizens.

(5) The Corporation may by notice in writing (which may be included in a proxy or ballot distributed to the Corporation’s shareholders) require any Person that is a holder of record of Voting Securities or that the Corporation has reasonable cause to believe Beneficially Owns or controls Voting Securities to certify in such manner as the Corporation shall deem appropriate (including execution of a proxy or ballot) that, to the knowledge of such Person:

(a) all Voting Securities owned of record, Beneficially Owned, or controlled by such Person are owned and controlled only by United States Citizens; or

(b) the number and class or series of Non-Citizen Owned Shares owned of record, Beneficially Owned, or controlled by such Person are as set forth in such certificate.

The Corporation may require any Person certifying as to the ownership or control of Voting Securities in response to clause (a) of this subparagraph (5) to provide such further information as the Corporation may reasonably request in order to implement the provisions of this paragraph B. If any Person fails to provide such certificate or other information, the Corporation may presume that all such Voting Securities are Non-Citizen Owned Shares.

C. Special meetings of the shareholders may be called at any time by the Board or the officers of the Corporation as provided in the Corporation’s by-laws or upon the written request of any shareholder or group of shareholders holding in the aggregate at least 40% of all the votes entitled to be cast on any issue proposed to be considered; provided, however, that if this 40% ownership threshold contravenes the Business Corporation Act of Louisiana at the time of such written request, then special meetings of the shareholders may instead be called upon the written request of any shareholder or group of shareholders holding the highest percentage of votes required for such purpose as is then permitted by the Business Corporation Act of Louisiana. Upon receipt of such a shareholder request, the Secretary shall call a special meeting of shareholders to be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of such request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such request must state the specific purpose or purposes of the proposed special meeting and the business to be conducted thereat shall be limited to such purpose or purposes.

ARTICLE V

Directors

A. The Board shall consist of such number of persons as shall be designated in the Corporation’s by-laws. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Any director absent from a meeting of the Board or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

ARTICLE VI

Limitation of Liability and Indemnification

A. To the fullest extent permitted by the Business Corporation Act of Louisiana, no director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take action, as a director or officer.

B. The Board may (1) cause the Corporation to enter into contracts with directors and officers providing for the limitation of liability set forth in this Article VI and for indemnification of directors and officers to the fullest extent permitted by law, (2) adopt by-laws or resolutions providing for indemnification of directors, officers and other persons to the fullest extent permitted by law (including the adoption of provisions contemplated by La. R.S. 12:1-851(A)(2)) and (3) cause the Corporation to procure insurance on behalf of the directors and officers of the Corporation and other persons to the fullest extent permitted by La. R.S. 12:1-857 and any other relevant provision of the Business Corporation Act of Louisiana, notwithstanding that some or all of the members of the Board acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions.

C. No amendment or repeal of any by-law or resolution relating to indemnification shall adversely affect any person’s entitlement to indemnification whose claim thereto results from conduct occurring prior to the date of such amendment or repeal.

D. Any amendment or repeal of this Article VI shall not adversely affect any elimination or limitation of liability of a director or officer of the Corporation under this Article VI with respect to any action or inaction occurring prior to the time of such amendment or repeal.

ARTICLE VII

Reversion

Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided that the Board may, at any time, for any reason satisfactory to it, but need not, authorize (A) payment of the amount of any cash or property dividend or redemption price or (B) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article VII, to the persons or entity who or which would be entitled thereto had such reversion not occurred.

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